Exhibit (a)(5)(P)

Oracle Purchase of Cerner Approved

AUSTIN, Texas – June 1, 2022 – Today, Oracle Corporation (NYSE: ORCL) announced that all required antitrust approvals have been obtained for its proposed acquisition of Cerner, including European Commission clearance. Cerner is a leading provider of digital information systems used within hospitals and health systems to enable medical professionals to deliver better healthcare to individual patients and communities.

Oracle expects to complete the tender offer promptly following the expiration of that offer at midnight Eastern time on June 6, 2022. Completion of the tender offer remains subject to the conditions described in the tender offer statement on Schedule TO filed by Oracle with the U.S. Securities and Exchange Commission on January 19, 2022, as amended.

Oracle Chairman and Chief Technology Officer Larry Ellison will discuss the Cerner acquisition and Oracle’s new suite of cloud-based health management applications at an online event on June 9, 2022, at 3:00 p.m. CT. Register for the event.

“Working together, Cerner and Oracle have the capability to transform healthcare delivery by providing medical professionals with a new generation of healthcare information systems,” said Larry Ellison, Chairman and Chief Technology Officer, Oracle. “Better information enables better treatment decisions resulting in better patient outcomes. Our new, easy-to-use systems are designed to lower the administrative workload burdening our medical professionals while improving patient privacy and lowering overall healthcare costs.”

“We expect this acquisition to be substantially accretive to Oracle’s earnings on a non-GAAP basis in fiscal year 2023,” said Safra Catz, Chief Executive Officer, Oracle. “Healthcare is the world’s largest and most important vertical market—$3.8 trillion last year in the United States alone. We expect Cerner to be a huge growth engine for years to come.”

“Cerner has been a leader in helping digitize medical care, and now it’s time to realize the real promise of that work with the care delivery tools that get information to the right caregivers at the right time,” said David Feinberg, Chief Executive Officer and President, Cerner. “Joining Oracle as a dedicated Industry Business Unit provides an unprecedented opportunity to accelerate our work modernizing electronic health records, improving the caregiver experience, and enabling more connected, high-quality and efficient patient care.”

“Oracle’s Autonomous Database, APEX low-code development tools, and voice-enabled user interface enable us to rapidly modernize Cerner’s systems and move them to our next-generation Cloud,” said Mike Sicilia, Executive Vice President, Industries, Oracle. “This can be done very quickly because Cerner’s largest business and most important clinical system already runs on the Oracle Database. No change required there. What will change is the user interface. We will make Cerner’s systems much easier to learn and use by making hands-free voice technology the primary interface to Cerner’s clinical systems.”

Highlights

•	All-cash tender offer for $95.00 per share, or approximately $28.3 billion, that is immediately accretive to Oracle’s earnings.

○	Substantially accretive to Oracle’s earnings on a non-GAAP basis in fiscal year 2023, and will contribute more to earnings thereafter.

○	Cerner will be a huge growth engine for Oracle for years to come as Oracle expands Cerner’s business into many more countries throughout the world.

○	The closing of the transaction is subject to satisfying certain closing conditions including Cerner stockholders tendering a majority of Cerner’s outstanding shares in the tender offer.

About Oracle

Oracle offers integrated suites of applications plus secure, autonomous infrastructure in the Oracle Cloud. For more information about Oracle (NYSE: ORCL), please visit us at oracle.com.

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Contact Info

Michael Egbert

Oracle Corporate Communications

michael.egbert@oracle.com

Cautionary Statement Regarding Forward-Looking Statements

This document may contain certain forward-looking statements about Oracle and Cerner, including statements that involve risks and uncertainties concerning Oracle’s proposed acquisition of Cerner, anticipated customer benefits and general business outlook. When used in this document, the words “can”, “will”, “expect”, “opportunity”, “promises”, “goal” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Oracle or Cerner, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, the possibilities that the transaction will not close or that the closing may be delayed, that the anticipated synergies may not be achieved after closing, and that the combined operations may not be successfully integrated in a timely manner, if at all; general economic conditions in regions in which either company does business; the impact of the COVID-19 pandemic on how Oracle, Cerner and their respective customers are operating their businesses and the duration and extent to which the pandemic will impact Oracle’s or Cerner’s future results of operations; and the possibility that Oracle or Cerner may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Oracle or Cerner.

In addition, please refer to the documents that Oracle and Cerner, respectively, file with the U.S. Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause Oracle’s and Cerner’s respective operational and other results to differ materially from those contained in the forward-looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Except as required by law, neither Oracle nor Cerner is under any duty to update any of the information in this document.

Additional Information about the Acquisition and Where to Find It

This communication does not constitute an offer to buy or solicitation of an offer to sell Cerner shares. This communication is for informational purposes only. The tender offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of Cerner shares in any jurisdictions in which the making of the tender offer or the acceptance thereof would not comply with the laws of that jurisdiction.

The tender offer is being made pursuant to a tender offer statement on Schedule TO (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) filed by Cedar Acquisition Corporation with the U.S. Securities and Exchange Commission on January 19, 2022, as amended or supplemented from time to time. In addition, on January 19, 2022, Cerner filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission related to the tender offer, which has been amended or supplemented from time to time. Holders of Cerner shares are urged to read these documents carefully (as each may be amended or supplemented from time to time) because they contain important information that holders of Cerner shares should consider before making any decision regarding tendering their Cerner shares. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, are available to all holders of Cerner shares at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available for free at the U.S. Securities and Exchange Commission’s website at www.sec.gov.

Oracle and Cerner also file annual, quarterly and special reports and other information with the U.S. Securities and Exchange Commission, which are available at the U.S. Securities and Exchange Commission’s website at www.sec.gov.